Exhibit (a)(4)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST
                                       OF
                        SCUDDER CASH MANAGEMENT PORTFOLIO

                        Effective as of February 6, 2006

The undersigned, Philip Saunders, Jr., a duly elected, qualified and acting Trustee of the Trust, hereby certifies as follows:

                  WHEREAS, Section 10.4 of Article X of the Declaration of Trust dated April 1, 1990 (pursuant to an Amended and Restated Declaration of Trust, the "Declaration") of Scudder Cash Management Portfolio, a New York business trust (the "Trust") provides that the Trustees of the Trust may amend the Declaration at any time without the vote of shareholders in order to change the name of the Trust;

                  WHEREAS, at a meeting of the Board of Trustees of the Trust on December 2, 2005, the Trustees of the Trust voted to change the name of the Trust effective February 6, 2006 to Cash Management Portfolio;

                  NOW THEREFORE, the Declaration is hereby amended by striking
         Section 1.1 of Article I in its entirety and substituting in lieu thereof the following:

         Name. This Trust shall be known as "Cash Management Portfolio," and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine;

and all other references to the name of the Trust in the Declaration shall be changed accordingly.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 6th day of February, 2006.


                                       /s/Philip Saunders, Jr.
                                       ------------------------------
                                       Philip Saunders, Jr., as Trustee